Exhibit 99.2

Telecity Group Limited

(formerly Telecity Group plc)

Consolidated Financial Statements

At December 31, 2015 and 2014

And For the Years Ended

December 31, 2015, 2014 and 2013

With Report of Independent Accountants

Telecity Group Limited (formerly Telecity Group plc)

Report of Independent Accountants

To the members of management of Telecity Group Limited (formerly known as Telecity Group plc):

We have audited the accompanying consolidated financial statements of Telecity Group Limited (formerly known as Telecity Group plc) and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015, and 2014, and the consolidated statements of income, comprehensive income, changes in equity, and cash flows for the three years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telecity Group Limited (formerly known as Telecity Group plc) and its subsidiaries as of December 31, 2015, and 2014, and the results of their operations and their cash flows for the three years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

March 6, 2017

Telecity Group Limited (formerly Telecity Group plc)

Consolidated statements of income

	Notes	Year ended 31 December 2015 £’000	Year ended 31 December 2014 £’000	Year ended 31 December 2013 £’000
Revenue	3	353,679	348,695	325,550
Cost of sales		(145,946)	(146,604)	(138,899)

Gross profit		207,733	202,091	186,651
Sales and marketing costs		(15,321)	(13,470)	(11,964)
Administrative costs analysed:
Depreciation charges		(54,658)	(49,976)	(45,761)
Amortisation charges		(5,002)	(5,234)	(4,950)
Operating exceptional items	6	(64,975)	(18,502)	(5,175)
Other administrative costs		(26,798)	(24,895)	(21,448)

Administrative costs		(151,433)	(98,607)	(77,334)

Operating profit	3	40,979	90,014	97,353
Finance income	9	72	86	106
Finance costs	10	(8,498)	(8,960)	(9,069)
Other financing items	11	(7,567)	(118)	50

Profit on ordinary activities before taxation		24,986	81,022	88,440
Income tax charge	12	(18,225)	(21,292)	(23,222)

Profit for the period		6,761	59,730	65,218

Earnings per share: basic (pence)	13	n/a	29.5	32.2
Earnings per share: diluted (pence)		n/a	29.4	32.1

Consolidated statements of comprehensive income

	Notes	Year ended 31 December 2015 £’000	Year ended 31 December 2014 £’000	Year ended 31 December 2013 £’000
Profit for the period		6,761	59,730	65,218
Other comprehensive income:

Currency translation differences on foreign currency net investments		(18,679)	(20,082)	(1,193)
Fair value movement on cash flow hedges	23	3,066	(1,944)	2,736
Tax on items above taken directly to or transferred from equity	12	(619)	378	(651)

Other comprehensive (expense)/income for the period net of tax		(16,232)	(21,648)	892

Total comprehensive (expense)/income recognised in the period attributable to equity holders		(9,471)	38,082	66,110

The components of other comprehensive income may subsequently be reclassified to the consolidated statements of income.

The accompanying notes form an integral part of these consolidated financial statements.

Telecity Group Limited (formerly Telecity Group plc)

Consolidated statements of changes in equity

	Notes	Share capital £’000	Share premium account £’000	Retained profits £’000	Own shares £’000	Cumulative translation reserve £’000	Total £’000
At 1 January 2013		403	78,038	280,138	(447)	(1,174)	356,958
Profit for the year		—	—	65,218	—	—	65,218
Other comprehensive income		—	—		—	—	—
Currency translation differences on foreign currency net investments		—	—		—	(1,193)	(1,193)
Fair value movement on cash flow hedges	23	—	—	2,736	—	—	2,736

Tax on fair value movement on cash flow hedges	12	—	—	(651)	—	—	(651)

Total comprehensive income/(expense) for the period ended 31 December 2014		—	—	67,303	—	(1,193)	66,110

Transactions with owners
Credit to equity for share-based payments		—	—	3,095	—	—	3,095
Tax on share-based payments	12	—	—	114	—	—	114
Purchase of own shares		—	—		(405)	—	(405)
Issue of shares	25	2	415	(291)	433	—	559
Dividends paid to owners of the parent	26	—	—	(17,168)	—	—	(17,168)

		2	415	(14,250)	28	—	(13,805)

At 31 December 2013 and 1 January 2014		405	78,453	333,191	(419)	(2,367)	409,263
Profit for the year		—	—	59,730	—	—	59,730
Other comprehensive income							—
Currency translation differences on foreign currency net investments		—	—	—	—	(20,082)	(20,082)
Fair value movement on cash flow hedges	23	—	—	(1,944)	—	—	(1,944)

Tax on fair value movement on cash flow hedges	12	—	—	378	—	—	378

Total comprehensive income/(expense) for the period ended 31 December 2014		—	—	58,164	—	(20,082)	38,082

Transactions with owners
Credit to equity for share-based payments		—	—	3,103	—	—	3,103
Tax on share-based payments	12	—	—	24	—	—	24
Purchase of own shares		—	—	—	(113)	—	(113)
Issue of shares	25	1	560	(456)	481	—	586
Dividends paid to owners of the parent	26	—		(23,302)	—	—	(23,302)

		1	560	(20,631)	368	—	(19,702)

At 31 December 2014 and 1 January 2015		406	79,013	370,724	(51)	(22,449)	427,643
Profit for the year		—	—	6,761	—	—	6,761
Other comprehensive income							—
Currency translation differences on foreign currency net investments		—	—	—	—	(18,679)	(18,679)
Fair value movement on cash flow hedges	23	—	—	3,066	—	—	3,066

Tax on fair value movement on cash flow hedges	12	—	—	(619)	—	—	(619)

Total comprehensive (expense)/income for the period ended 31 December 2015		—	—	9,208	—	(18,679)	(9,471)

Transactions with owners
Credit to equity for share-based payments		—	—	2,795	—	—	2,795
Tax on share-based payments	12	—	—	400	—	—	400
Purchase of own shares		—	—	—	(60)	—	(60)
Issue of shares	25	—	538	—	—	—	538
Dividends paid to owners of the parent	26	—	—	(28,412)	—	—	(28,412)

		—	538	(25,217)	(60)	—	(24,739)

At 31 December 2015		406	79,551	354,715	(111)	(41,128)	393,433

A description of each reserve is given in note 28.

The accompanying notes form an integral part of these consolidated financial statements.

Telecity Group Limited (formerly Telecity Group plc)

Consolidated balance sheets

	Notes	31 December 2015 £’000	31 December 2014 £’000
Assets
Non-current assets
Intangible assets	14	145,822	157,819
Property, plant and equipment	15	732,113	703,955
Deferred income taxes	12	224	1,277
Trade and other receivables	18	641	777

		878,800	863,828

Current assets
Trade and other receivables	18	47,110	43,628
Cash and cash equivalents	19	22,607	27,228

		69,717	70,856

Total assets		948,517	934,684

Equity
Share capital	25	406	406
Share premium account		79,551	79,013
Retained profits		354,715	370,724
Own shares		(111)	(51)
Cumulative translation reserve		(41,128)	(22,449)

Total equity		393,433	427,643

Liabilities
Non-current liabilities
Deferred income	21	17,971	19,270
Borrowings	22	8,192	339,027
Derivative financial instruments	23	—	1,647
Provisions for other liabilities and charges	24	—	5,947
Deferred income taxes	12	30,550	30,115

		56,713	396,006

Current liabilities
Trade and other payables	20	102,626	50,898
Deferred income	21	45,290	43,439
Current income tax liabilities		10,653	9,373
Borrowings	22	336,670	5,027
Derivative financial instruments	23	2,172	1,419
Provisions for other liabilities and charges	24	960	879

		498,371	111,035

Total liabilities		555,084	507,041

Total equity and liabilities		948,517	934,684

The accompanying notes form an integral part of these consolidated financial statements.

Telecity Group Limited (formerly Telecity Group plc)

Consolidated statements of cash flow

	Notes	Year ended 31 December 2015 £’000	Year ended 31 December 2014 £’000	Year ended 31 December 2013 £’000
Cash inflow from operating activities	29	169,601	148,988	145,904
Interest received		43	60	79
Interest paid		(9,622)	(6,687)	(5,743)
Interest element of finance lease payments		(580)	(747)	(771)
Costs associated with transactions	6	(22,523)	—	—
Taxation paid		(14,724)	(16,720)	(10,908)

		122,195	124,894	128,561
Purchase of operational property, plant and equipment		(20,563)	(32,223)	(25,341)

Cash inflow from operating activities		101,632	92,671	103,220

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired		—	—	(39,447)
Costs associated with transactions		—	—	(3,157)
Proceeds from sale of property, plant and equipment		70	9	46

Purchase of investment related property, plant and equipment		(83,899)	(97,046)	(91,968)

Cash used in investing activities		(83,829)	(97,037)	(134,526)

Cash flows from financing activities
Net proceeds from borrowings		13,123	30,655	42,680
Proceeds from sale and leaseback arrangements		—	2,898	12,639
Repayment of finance leases		(5,044)	(4,902)	(3,969)
Costs relating to refinancing		595	—	(2,038)
Net proceeds on issue of ordinary share capital		478	472	154
Dividends paid to owners of the parent		(28,412)	(23,302)	(17,168)

Net cash (outflow)/inflow from financing activities		(19,260)	5,821	32,298

Net (decrease)/increase in cash and cash equivalents		(1,457)	1,455	992
Effects of foreign exchange rate change		(3,164)	2,529	1,281
Cash and cash equivalents at beginning of period		27,228	23,244	20,971

Cash and cash equivalents at end of period		22,607	27,228	23,244

The accompanying notes form an integral part of these consolidated financial statements.

Telecity Group Limited (formerly Telecity Group plc)

Notes to the consolidated financial statements

1.	General information

Telecity Group Limited (the ‘Company’) is a company incorporated and domiciled in the United Kingdom and has Sterling as its presentation and functional currency. Telecity Group Limited and its subsidiaries (together the ‘Group’) operate in the internet infrastructure facilities and associated services industry within Europe. The operating companies of the Group are disclosed within note 16.

At the year end the Company was a public limited company which is listed on the London Stock Exchange. On 15 January 2016 the entire share capital of the Company was acquired by Equinix, Inc.

2.	Significant accounting policies

The significant accounting policies adopted in the preparation of these consolidated financial statements have been incorporated into the relevant notes where possible. For example, the accounting policy for depreciation is contained in the property, plant and equipment note. General accounting policies which are not specific to a particular note, for example foreign exchange, are set out below.

2.1	Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (‘IASB’) and the International Financial Reporting Interpretations Committee (‘IFRIC’) interpretations, collectively ‘IFRS’. The consolidated financial statements have been prepared under the historical cost convention, with the exception of the Group’s interest rate swap contracts (note 23) which are recorded at fair value and the share-based payment expense (note 27) which is based on fair value at date of option grant.

2.2	Going concern

The Group’s operating cash flows which are typically invested wholly or partly in investment activities. To the extent investment expenditure exceeds the operating cash flows of the business, the additional expenditure is funded by the Group’s intergroup loan agreement. The Group has received confirmation from Equinix (UK) Acquisition Enterprises Ltd that sufficient intergroup shall be available to allow the Group to continue as a going concern for the foreseeable future.

2.3	Accounting developments and changes

No new standards have been adopted by the Group for the first time in the year ended 31 December 2015. As such there have been no material changes to the Group’s accounting policies since the previous Annual Report.

A number of new standards, amendments and interpretations have been issued but are not effective for the financial year beginning 1 January 2015 and have not been early adopted. To the extent they are not relevant to the Group, they have been excluded from the following summary:

IFRS 9, ‘Financial instruments’ addresses the classification, measurement and derecognition of financial assets and financial liabilities. When adopted, the standard is not expected to have a material effect on the Group’s results.

IFRS 15, ‘Revenue from contracts with customers’ establishes principles for reporting information to users of financial statements about the nature, amount, timing and uncertainty about revenue and cash flows arising from the entity’s contracts with customers. When adopted, the standard is not expected to have a material effect on the Group’s results.

2.4	Significant accounting policy judgments

IFRS requires management to exercise its judgment in the process of determining and applying the Group’s accounting policies. A summary of the Group’s key accounting policy judgments is given below:

Accounting for fair value movements of interest rate swap contracts - the Group holds several interest rate swap contracts (note 23). The Group has taken the decision to record fair value movements of such instruments in the consolidated statements of comprehensive income, rather than the consolidated statements of income, where the conditions necessary for this have been met.

Disclosure of segmental information - IFRS 8 allows the aggregation of operating segments provided that certain criteria are met. The Group considers that the aggregation of operating segments into the UK and the Rest of Europe is appropriate.

Commencement of depreciation on new build data centres - when a new build data centre is constructed in zones, then depreciation is calculated on a zone-by-zone basis and commences when a zone becomes operational.

2.5	Significant accounting estimates and judgments

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Although these estimates are made by management based on the best available evidence, due to events or actions, actual results ultimately may differ from those estimates. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

•	Property, plant and equipment depreciation - estimated remaining useful lives and residual values are reviewed annually. The carrying value of property, plant and equipment is also reviewed for impairment triggers and, where there has been a trigger event, the present value of estimated future cash flows from these assets through use against the net book value is assessed. The calculation of estimated future cash flows and residual values is based on the Directors’ best estimates of future prices, output and costs and is therefore subjective.

•	Intangible assets amortisation - estimated remaining useful lives are reviewed annually. The carrying values of intangible assets are also reviewed for impairment where there has been a trigger event by assessing the present value of estimated future cash flows through use compared with net book value. The calculation of estimated future cash flows and residual values is based on the Directors’ best estimates of future income from customer contracts and is therefore subjective.

•	Estimated impairment of goodwill - the Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in note 14. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates, particularly around future cash flows, discount rate and long term growth assumptions.

•	Dilapidations provisions - due to the significant investment the Group makes in its data centres along with the long property leases it has in place, when assessing dilapidation provisions it is generally expected that the Group shall continue to operate its data centres for the foreseeable future. As such, there is a low probability that any dilapidation amounts will become due. A site by site review is performed every six months and if any site specific circumstances arise that change this assessment, a dilapidations provision is accounted for.

•	Deferred taxation - full provision is made for deferred taxation at the rates of tax prevailing at the period end dates unless different future rates have been substantively enacted. Deferred tax assets are recognised where it is considered probable by the Directors that they will be recovered and, as such, are subjective.

•	Interest rate swap contracts - IAS 39 requires interest rate swap contracts to be recorded on the balance sheet at their fair value. The fair values of derivative instruments include estimates of future interest rates and therefore are subjective.

•	Share-based payments - the Group issues equity-settled share-based payments to certain employees under the terms of the long-term incentive plans. Equity-settled share-based payments are measured at fair value at the date of grant. The fair value at the grant date is determined using either the Black Scholes or the Monte Carlo models and is expensed over the vesting period. The value of the expense is dependent upon certain key assumptions including the expected future volatility of the Group’s share price at the date of grant.

•	Non current assets held for disposal - in order to satisfy the requirements of the EU Merger Commission to approve the sale of the business to Equinix, Inc the Group is required to dispose of seven of its data centres. As at 31 December 2015 a project had been initiated to dispose of these sites but the sites were not yet available for immediate sale and therefore have not been classified as available for sale on the balance sheet.

2.6	Foreign exchange

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated at the rates ruling at that date. These translation differences are disclosed in the consolidated statements of income.

The balance sheets of foreign subsidiaries are translated from their functional currency into Sterling at the closing rates of exchange. The results are translated at an average rate, recalculated for the year on a daily basis.

Foreign exchange differences arising from the translation of opening net investments in foreign subsidiaries at the closing rate, including long-term inter-company loans, are taken directly to reserves. In addition, foreign exchange differences arising from retranslation of the foreign subsidiaries’ results from average rate to closing rate are also taken directly to the Group’s cumulative translation reserve. Such translation differences are recognised in the consolidated statements of income in the financial year in which the operations are disposed of.

The results and year end balance sheets of the Group’s foreign currency denominated companies have been translated into Sterling using the respective average and closing exchange rates for the year in the table below:

	2015		2014		2013
	Average	Closing	Average	Closing	Average	Closing
Bulgarian levy	2.696	2.665	2.427	2.499	2.325	2.342
Euros	1.379	1.362	1.241	1.278	1.178	1.198
Polish Zloty	5.767	5.810	5.193	5.495	4.991	4.968
Swedish Krona	12.893	12.521	11.293	12.120	10.193	10.685
Turkish Lira	4.172	4.328	3.602	3.608	3.088	3.528

A 2% movement in the foreign exchange rates above would have impacted the profit for the year and the year end net assets by £1.1 million and £5.0 million respectively.

2.7	Basis of consolidation

Subsidiaries are all entities over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group.

The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration agreement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed on a business combination are measured initially at their fair values at the acquisition date.

On an acquisition by acquisition basis, the Group recognises any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

Investments in subsidiaries are accounted for at cost less impairment. Cost also includes directly attributable costs of investments.

The excess of the consideration over the fair value of the Group’s share of the identifiable net assets of the subsidiary acquired is recorded in goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognised directly in the statement of comprehensive income.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Unrealised losses are also eliminated but considered an impairment indicator of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

2.8	Revenue

Revenue represents the value of goods and services supplied to customers during the year, excluding value added tax and other sales related taxes. Where invoices are raised in advance for contracted services, the revenue is spread over the period of the service and deferred income is recognised on the balance sheet.

Colocation revenues arise from the Group’s infrastructure assets and are recognised on a straight-line basis over the period of the contract.

Generally, revenue from services, including engineering support, connectivity and other IT services, is recognised when the service is provided. When services are required before related colocation services can be provided, revenue from service contracts is c with the related colocation revenues and the entire amount recognised over the course of the contracts as the services are provided.

Deferred income is initially recorded at the value of cash received and then amortised over the period to which the payment relates.

3.	Segmental information

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Board of Directors.

The Group is organised on a geographical basis and derives its revenue from the provision of colocation and related services in Bulgaria, Finland, France, Germany, Ireland, Italy, the Netherlands, Poland, Sweden, Turkey and the UK. These geographical locations comprise the Group’s operating segments.

Due to similarities in services, customers, regulatory environment and economic characteristics across the countries in which the Group operates, the Group aggregates these operating segments into the UK and the Rest of Europe for reporting purposes.

The Board reviews the Group’s internal reporting in order to assess performance and allocate resources. The internal reporting principally analyses the performance of the UK and the Regions of Western Europe, Nordics and Emerging Markets. When further detail is required, the results of individual countries are reviewed. The Board has therefore determined the reportable segments to be the UK and the Rest of Europe.

In aggregating Bulgaria, Finland, France, Germany, Ireland, Italy, the Netherlands, Poland, Sweden and Turkey into a single reportable segment the Board have considered the following:

•	the Group operates consistent standards across all the countries in respect of data-centre specification

•	the countries deliver a similar product and in a similar method

•	all countries target a similar level of return on investment in the country

•	Bulgaria, Finland, France, Germany, Ireland, Italy and the Netherlands have a single currency (the Euro) or a currency linked to the Euro

•	the markets of Finland, France, Germany, Ireland, Italy, the Netherlands and Sweden show similar levels of maturity and demand for the Group’s services

The Board recognises that its businesses in Poland, Turkey and Bulgaria are less mature than the other countries within the Rest of Europe segment. However as these three businesses comprise approximately 3% of the total revenue of the Group the Board considers it reasonable to include these businesses within the Rest of Europe reporting segment for completeness.

The Group’s consolidated statements of income, split by segment, is shown below. Treasury is managed on a Group-wide basis; as such, it is not practical to allocate costs below operating profit to an individual reporting segment.

	Year ended 31 December 2015
	UK £’000	Rest of Europe £’000	Total £’000
Revenue	151,049	202,630	353,679
Cost of sales	(65,261)	(80,685)	(145,946)

Gross profit	85,788	121,945	207,733
Depreciation charges	(21,747)	(32,911)	(54,658)
Amortisation charges	(2,108)	(2,894)	(5,002)
Operating expenses	(17,007)	(25,112)	(42,119)
Exceptional items (note 6)	(64,975)	—	(64,975)

Total operating costs	(105,837)	(60,917)	(166,754)

Operating (loss)/profit	(20,049)	61,028	40,979
Finance income			72
Finance costs			(8,498)
Other financing items			(7,567)

Profit before tax			24,986
Income tax charge			(18,225)

Profit for the year			6,761

The above segmental results are shown after eliminating inter-segment trading of £2,624,000. The Group had no customers from which greater than 10% of revenue was derived during the year.

	Year ended 31 December 2014
	UK £’000	Rest of Europe £’000	Total £’000
Revenue	146,931	201,764	348,695
Cost of sales	(64,339)	(82,265)	(146,604)

Gross profit	82,592	119,499	202,091
Depreciation charges	(18,203)	(31,773)	(49,976)
Amortisation charges	(2,108)	(3,126)	(5,234)
Operating expenses	(13,215)	(25,150)	(38,365)
Exceptional items (note 6)	(1,088)	(17,414)	(18,502)

Total operating costs	(34,614)	(77,463)	(112,077)

Operating profit	47,978	42,036	90,014
Finance income			86
Finance costs			(8,960)
Other financing items			(118)

Profit before tax			81,022
Income tax charge			(21,292)

Profit for the year			59,730

The above segmental results are shown after eliminating inter-segment trading of £1,972,000. The Group had no customers from which greater than 10% of revenue was derived during the year.

	Year ended 31 December 2013
	UK £’000	Rest of Europe £’000	Total £’000
Revenue	143,901	181,649	325,550
Cost of sales	(63,710)	(75,189)	(138,899)

Gross profit	80,191	106,460	186,651
Depreciation charges	(17,243)	(28,518)	(45,761)
Amortisation charges	(2,107)	(2,843)	(4,950)
Operating expenses	(11,087)	(22,325)	(33,412)
Exceptional items (note 6)	(1,616)	(3,559)	(5,175)

Total operating costs	(32,053)	(57,245)	(89,298)

Operating profit	48,138	49,215	97,353
Finance income			106
Finance costs			(9,069)
Other financing items			50

Profit before tax			88,440
Income tax charge			(23,222)

Profit for the year			65,218

The above segmental results are shown after eliminating inter-segment trading of £1,932,000. The Group had no customers from which greater than 10% of revenue was derived during the year.

The following table shows the Group’s assets and liabilities by reporting segment. Segment assets consist primarily of property, plant and equipment, intangible assets, trade and other receivables, and cash and cash equivalents. Segment liabilities principally comprise trade and other payables, deferred income and provisions for other liabilities and charges. Certain assets and liabilities, for example Group treasury cash balances and bank borrowings, are managed on a central basis and as such have not been allocated to individual segments.

	Year ended 31 December 2015
	UK £’000	Rest of Europe £’000	Total £’000
Segment assets	366,412	557,199	923,611
Unallocated assets			24,906

Total assets			948,517

Segment liabilities	(78,996)	(64,459)	(143,455)
Unallocated liabilities			(411,629)

Total liabilities			(555,084)

Additions to intangible assets	—	—	—
Additions to plant, property and equipment	33,180	73,650	106,830

Additions to non-current assets	33,180	73,650	106,830

	Year ended 31 December 2014
	UK £’000	Rest of Europe £’000	Total £’000
Segment assets	354,838	560,348	915,186
Unallocated assets			19,498

Total assets			934,684

Segment liabilities	(110,194)	(56,295)	(166,489)
Unallocated liabilities			(340,552)

Total liabilities			(507,041)

Additions to intangible assets	—	637	637
Additions to plant, property and equipment	30,890	91,034	121,924

Additions to non-current assets	30,890	91,671	122,561

	Year ended 31 December 2013
	UK £’000	Rest of Europe £’000	Total £’000
Segment assets	342,382	547,370	889,752
Unallocated assets			19,159

Total assets			908,911

Segment liabilities	(107,508)	(65,115)	(172,623)
Unallocated liabilities			(327,025)

Total liabilities			(499,648)

Additions to intangible assets	—	35,969	35,969
Additions to plant, property and equipment	30,566	85,026	115,592

Additions to non-current assets	30,566	120,995	151,561

4.	Directors’ emoluments and key management compensation

Key management compensation, which includes that of the executive and non-executive Directors, is as follows:

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Salaries and other short-term employee benefits	1,753	1,567	2,160
Pension payments - defined contribution plans	77	85	182
Share -based payments charges (1)	260	283	805
Termination benefits	—	1,376	—

	2,090	3,311	3,147

(1)	The share based payment charge is measured in line with IFRS2 expense charged to the consolidated statements of income during the year.

5.	Employee information

The average monthly number of persons employed by the Group, including Directors with service contracts, during the year was:

	Year ended 31 December
	2015	2014	2013
By activity
Operations	539	531	503
Sales and marketing	97	95	86
Administration	128	124	102

	764	750	691

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Remuneration costs for these persons
Wages and salaries	40,668	38,655	34,565
Social security costs	5,361	5,792	5,455
Pension payments – defined contribution plans	1,205	1,305	1,173
Other post-employment benefits	21	32	133
Share-based payments charges (note 27)	2,795	3,103	3,095

	50,050	48,887	44,421

6.	Exceptional items

Exceptional items are disclosed separately in the financial statements where it is necessary to provide further understanding of the financial performance of the Group. They are material items of income or expense that have been shown separately due to the significance of their nature or amount.

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Transaction-related expenses	67,727	—	3,157
(Release)/increase in onerous lease provision	(985)	3,113	1,204
Strategic advisor fees	—	1,838	—
Impairment of Turkish business and associated costs	—	11,963	—
Departure of Chief Executive Officer	—	1,588	—
Other	(1,767)		814

	64,975	18,502	5,175

Transaction related expenses primarily relate to the costs incurred by the Group during the acquisition of the Group by Equinix, Inc. on 15 January 2016 and include a £15 million break fee that was payable to Interxion following the aborted merger with that company during the year.

Other exceptional items include income from a business in Finland that was disposed during the year and release of provisions made for legal settlements.

Of the above exceptional items £22.5 million had been settled in cash during the year.

During 2014 the Group commissioned certain external advisors to assist with a detailed business review. The associated fees of £1.8 million were assessed to be exceptional on grounds of their size and non-recurring nature.

The impairment of Turkish business and associated items relates to SadeceHosting acquired in 2013 (note 17). The Group believes that potential exists within the Turkish colocation market. Turkey is a fast developing market, with the prospect of becoming a major internet hub, due to both its large and rapidly growing domestic digital economy and its strategic locations between Europe and Asia. The current business has yet to capture this demand and whilst progress has been made, the Group is focused on improving performance further. Following the production of a revised business plan, the discounted cash flows of this plan indicate the need for a reduction in the carrying value of this business, resulting in an impairment of goodwill of £9.6 million (note 14) and other associated costs of £2.4 million.

Exceptional items relating to the departure of the Chief Executive Officer and Group Finance Director include costs in excess of those that would have ordinarily been incurred during their employment, including any directly attributable incremental costs, for example, recruitment fees.

The above exceptional items resulted in a tax credit of £2,939,000 (2014: £2,143,000 and 2013: £619,000), which is included within the tax charge on adjusting items.

7.	Auditors’ remuneration

Amounts paid and payable to the Auditors are shown below:

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Audit of the Company and the consolidated financial statements	256	281	259
Audit of the Company’s subsidiaries (1)	55	48	44

Total audit services	311	329	303

Audit related assurance services, including interim review	54	106	80

Total audit and assurance services	365	435	383

Tax advisory services	6	98	82
Other non-audit services	918	5	6

Total fees	1,289	538	471

(1)	The fees in respect of audit work common to both Group reporting and a subsidiary financial statement are disclosed within the Group audit fees.

Other non-audit services principally relate to services provided in connection with the acquisition of the Group by Equinix, Inc. on 15 January 2016 and the aborted merger with Interxion.

In addition to the above fees, the Group incurred statutory audit fees of £27,000 in respect of secondary auditors.

8.	Expenses

The Group classifies its expenses by nature into the categories shown in the table below. Power costs represent the total cost of power to the Group including environmental taxes. Property costs include rent payments, service charge and taxes in addition to ancillary property costs such as insurance. Staff and staff-related costs include expenses such as training and recruitment in addition to the staff remuneration costs disclosed in note 5. Other costs comprise operational maintenance costs, sales and administrative costs and cost of sales of services.

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Power costs	46,272	50,581	47,162
Staff and staff-related costs	54,192	51,461	47,249
Property costs	40,035	44,362	41,500
Other costs	112,541	47,467	41,575

	253,040	193,871	177,486
Depreciation charges	54,658	49,976	45,761
Intangible asset charges	5,002	14,834	4,950

	312,700	258,681	228,197

9.	Finance income

Finance income arising from bank deposits is recognised in the consolidated statements of income on an accruals basis.

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Bank and other interest	72	86	106

10.	Finance costs

Finance costs are recognised in the consolidated statements of income over the term of such instruments at a constant rate on the carrying amount. Finance costs which are directly attributable to the construction of property, plant and equipment are capitalised as part of the cost of those assets. The commencement of capitalisation begins when both finance costs and expenditure for the asset are being incurred and activities that are necessary to get the asset ready for use are in progress. Capitalisation ceases when substantially all the activities that are necessary to get the asset ready for use are complete. Interest capitalized in the year was charged at a rate of 2.9% (2014: 3.5%, 2013: 4.3%). Tax relief is available on capitalised interest.

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Interest payable on long term loans	7,542	9,195	10,305
Interest payable on finance leases	580	747	760
Amortisation of loan arrangement fees	1,828	1,788	2,530

Gross cost of borrowings	9,950	11,730	13,595
Less interest capitalised	(3,173)	(3,691)	(5,376)

Net cost of borrowings	6,777	8,039	8,219
Loan commitment fees	1,580	713	588
Unwinding of discounts in respect of onerous leases	58	54	72
Other	83	154	190

	8,498	8,960	9,069

11.	Other financing items

Other financing items include costs associated with the termination of the Group’s financing facility following acquisition of the Company by Equinix Inc. on 15 January 2016 and Foreign exchange losses on financing items.

Included within the amounts recognised in the year are £3,472,000 relating to the write off of the remaining loan arrangement fees at 31 December 2015 and £2,172,000 related to recognising the fair value of the interest rate swaps at that date (note 23).

Foreign exchange losses on financing items represent finance income or costs not directly related to the Group’s trading activity or financing, but those that are triggered as a result of external factors - principally foreign exchange movements on financial assets and liabilities.

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Write off debt arrangement fees	(3,472)	—	—
Interest rate swap termination expenses	(2,172)	—	—
Net foreign exchange (losses)/gains on financing items	(1,923)	(118)	50

Total	(7,567)	(118)	50

12.	Income tax charge

The tax expense represents the sum of the tax currently payable and deferred tax. Tax is charged or credited in the consolidated statements of income, except when it relates to items charged or credited directly to equity, in which case the tax is also dealt with in equity.

Current tax is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method and at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Current tax
Current tax on profit for the year	17,403	18,653	18,078
Adjustments in respect of prior years	(1,051)	(751)	(1,548)

Total current tax	16,352	17,902	16,530

Deferred tax
Origination and reversal of temporary differences	4,570	3,844	7,353
Adjustment in respect of prior years	(496)	647	942
Impact of change in UK tax rate	(2,201)	(1,101)	(1,603)

Total deferred tax	1,873	3,390	6,692

Income tax charge	18,225	21,292	23,222

The tax recorded in the consolidated statements of income on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the Group as follows:

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Profit before tax	24,986	81,022	88,440

Multiplied by weighted average local tax rates (2015: 31.6%, 2014: 23.7% and 2013: 24.1%)	8,017	19,243	21,307
Items not taken into account for tax purposes and other timing differences	799	3,254	1,269
Impact of change in vesting assumptions of share based payments	—	—	1,192
Outstanding tax dispute	—	—	1,663
Disallowed transaction related costs	13,213	—	—
Adjustment in respect of prior years	(1,603)	(104)	(606)
Impact of change in tax rates	(2,201)	(1,101)	(1,603)

	18,225	21,292	23,222

The standard rate of corporation tax in the UK changed from 21% to 20% with effect from 1 April 2015. Accordingly, the Group’s UK profits for 2015 were taxed at an effective rate of 20.25%.

Furthermore, in July 2015, the UK government announced that the future tax rate would reduce to 19% on 1 April 2017, followed by a further reduction to 18% on 1 April 2018. The relevant deferred tax balances at 31 December 2015 have been remeasured at the rates at which the deferred tax balances are forecast to reverse.

In addition to the amounts that have been charged to the income statement, the following amounts of tax have been credited/(charged) directly to equity:

	Year ended 31 December
	2015 £’000	2014 £’000	2013 £’000
Current tax
Share-based payment schemes	—	24	924
Deferred tax
Share-based payment schemes	400	—	(810)
Tax effect of interest rate cash flow hedges	(619)	378	(651)

	(219)	402	(537)

The deferred tax credit/(charge) in respect of the share-based payment schemes relates to the expected future tax deduction the Group will receive when employees exercise options in excess of the IFRS 2 share-based payment charge at the standard corporation tax rate.

Deferred tax

At the year end the Group recognised a net deferred tax liability of £30,326,000 (2014: £28,838,000) mainly in respect of accelerated tax depreciation and intangible customer contract assets, partially offset by tax losses.

The analysis of deferred tax assets and deferred tax liabilities is as follows:

	Year ended 31 December
	2015 £’000	2014 £’000
Deferred tax assets:
– deferred tax assets to be recovered after more than 12 months	—	223
– deferred tax assets to be recovered within 12 months	224	1,054

	224	1,277
Deferred tax liabilities:
– deferred tax liabilities to be recovered after more than 12 months	(30,550)	(30,115)

	(30,550)	(30,115)

Deferred tax liabilities (net)	(30,326)	(28,838)

The analysis of deferred income tax assets and liabilities, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

	Tax losses	Accelerated tax depreciation	Intangible customer contract valuation	Onerous lease liability	Other	Total
	£’000	£’000	£’000	£’000	£’000	£’000
At 1 January 2013	8,391	(19,185)	(10,479)	1,780	3,478	(16,015)
(Charged)/credited to consolidated statements of income	(1,623)	(5,533)	1,930	(99)	(1,367)	(6,692)
Credited to other comprehensive income	—	—	—	—	(651)	(651)
Credited directly to equity	—	—	—	—	(810)	(810)
Acquisition of subsidiaries (note 17)	—	(103)	(2,905)	—	—	(3,008)
Foreign exchange movements	170	(70)	474	42	51	667

At 31 December 2013	6,938	(24,891)	(10,980)	1,723	701	(26,509)
(Charged)/credited to consolidated statements of income	(1,922)	(3,027)	1,565	488	(522)	(3,418)
Credited to other comprehensive income	—	—	—	—	378	378
Foreign exchange movements	(212)	542	418	(46)	9	711

At 31 December 2014	4,804	(27,376)	(8,997)	2,165	566	(28,838)
(Charged)/credited to consolidated statements of income	(357)	(1,100)	1,500	(2,079)	163	(1,873)
Charged to other comprehensive income	—	—	—	—	(619)	(619)
Charged directly to equity	—	—	—	—	400	400
Foreign exchange movements	(309)	600	457	(86)	(58)	604

At 31 December 2015	4,138	(27,876)	(7,040)	—	452	(30,326)

Deferred income tax assets are recognised for tax losses to the extent that the realisation of the related tax benefit through future taxable profits is profitable. In addition to the amounts recognised above, the Group has unrecognised deferred tax assets relating to tax losses of approximately £12,845,000 (2014: £13,690,000 and 2013: £14,604,000) which relate to the Group’s subsidiary companies.

13.	Earnings per share

Basic earnings per share is calculated by dividing the profit attributable to owners of the parent by the weighted average number of ordinary shares in issue during the year, excluding those held by the Employee Benefit Trust.

Diluted earnings per share is calculated by dividing the profit attributable to owners of the parent by the weighted average number of ordinary shares in issue during the year, adjusted for the weighted average effect of share options outstanding during the year.

	Basic			Diluted
	Year ended 31 December			Year ended 31 December
	2015	2014	2013	2015	2014	2013
Profit attributable to owners of the parent (£’000)	n/a	59,730	65,218	n/a	59,730	65,218
Weighted average number of shares in issue (‘000)	n/a	202,698	202,249	n/a	203,438	203,052
Earnings per share (p)	n/a	29.5	32.2	n/a	29.4	32.1

The following table shows the reconciliation between the basic and diluted weighted average number of shares:

	Year ended 31 December
	2015 ‘000	2014 ‘000	2013 ‘000
Weighted average basic number of shares in issue	n/a	202,698	202,249
Effect of share options	n/a	110	226
Effect of performance shares	n/a	630	577

Weighted average diluted number of shares in issue	n/a	203,438	203,052

14.	Intangible assets

The Group’s intangible assets comprise goodwill and customer contracts and are treated as assets of the entity to which they relate and are translated at the relevant closing foreign exchange rate.

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets, including intangible assets, of the acquired subsidiary at the date of acquisition. Separately recognised goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amounts of goodwill relating to the entity sold.

Intangible assets, other than goodwill, represent customer contracts acquired during business combinations. The customer contracts are initially recognised at fair value and amortised over estimated useful economic lives of between five and 20 years, with current remaining lives of between and one years (2014: two and 19 years). The fair value is calculated by estimating the future cash flows expected to arise from the intangible asset and applying a suitable discount rate.

	Goodwill £’000	Customer contracts £’000	Total £’000
Cost
At 1 January 2014	126,810	69,557	196,367
Additions	—	637	637
Foreign exchange movements	(4,994)	(2,555)	(7,549)

At 31 December 2014	121,816	67,639	189,455
Foreign exchange movements	(6,157)	(3,124)	(9,281)

At 31 December 2015	115,659	64,515	180,174

Accumulated amortisation and impairment
At 1 January 2014	—	17,269	17,269
Amortisation charge for the year	—	5,234	5,234
Impairment	9,600	—	9,600
Foreign exchange movements	—	(467)	(467)

At 31 December 2014	9,600	22,036	31,636
Amortisation charge for the year	—	4,959	4,959
Foreign exchange movements	(1,597)	(646)	(2,243)

At 31 December 2015	8,003	26,349	34,352

Net Book value
At 31 December 2015	107,656	38,166	145,822

At 31 December 2014	112,216	45,603	157,819

At 1 January 2014	126,810	52,288	179,098

Impairment testing

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units (‘CGU’) that are expected to benefit from the business combination in which the goodwill arose. The Group allocates goodwill to each country in which it has operations.

Goodwill is tested for impairment annually. The main assumptions used when performing the impairment test are set out below. Determining whether goodwill is impaired requires an estimation of the value in use of the CGUs to which goodwill has been allocated. The value in use calculation requires an estimation of future cash flows expected to arise from the CGUs and a suitable discount rate in order to calculate the present value.

These calculations use cash flow projections based on financial budgets for 2016, which were approved by the Board, and forecasts for 2017 and 2018. Cash flows beyond 2018 are extrapolated using estimated growth rates of 2.5% (2014: 2.5%). The growth rate does not exceed the long-term average growth rate for the operating segment in which the CGU operates. The pre-tax discount rate used was 8.1% (2014: 10.5%) for all CGUs. For all CGUs goodwill impairment testing demonstrated that value in use comfortably exceeded the carrying value of the assets tested and that no reasonably possible change to the assumptions used would result in an indication of impairment.

A segment-level summary of goodwill allocation is presented below:

	Goodwill
	UK £’000	Rest of Europe £’000	Total £’000
Year ended 31 December 2015	42,453	65,203	107,656
Year ended 31 December 2014	42,454	69,762	112,216

15.	Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation. The cost of property, plant and equipment comprises their purchase cost, together with the costs of installation and directly attributable external and internal costs, such as staff and property rentals, incurred during the construction or commissioning phase. Additions to property, plant and equipment also include capitalized finance costs. When property, plant and equipment is acquired as part of a business combination, the cost of such assets is deemed to be their fair value at the date of acquisition.

The principal periods over which assets are depreciated are:

Freehold land and buildings	Freehold land is not depreciated, freehold property is depreciated over 50 years
Leasehold improvements	7-30 years straight-line
Plant and machinery	5-20 years straight-line
Office equipment	3-5 years straight-line

Depreciation of the above assets is calculated from the date an asset becomes available for use, so as to write off the difference between the cost and the residual value over its expected useful economic life. The expected period of the property leases in which an asset is located is taken into account when determining the useful economic life of the asset.

Assets in the course of construction are not depreciated until they are operational. At this time such assets are transferred into the appropriate asset class and depreciated over the expected useful economic lives referred to above. The assets’ residual values and useful lives are reviewed on an annual basis and, if appropriate, adjusted on a prospective basis.

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, over the term of the relevant lease. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in the income statement.

	Assets in the course of construction £’000	Freehold land and buildings £’000	Leasehold Improvements £’000	Plant and machinery £’000	Office equipment £’000	Total £’000
Cost
At 1 January 2014	131,383	9,928	318,397	473,873	9,728	943,309
Exchange differences	(4,765)	(632)	(21,539)	(15,587)	(391)	(42,914)
Additions	66,581	—	10,173	43,706	1,464	121,924
Transfers	(59,460)	—	25,364	33,962	134	—
Disposals	(66)	—	(4,018)	(17,341)	(794)	(22,219)

At 31 December 2014	133,673	9,296	328,377	518,613	10,141	1,000,100
Exchange differences	(4,090)	(423)	(12,645)	(16,610)	(348)	(34,116)
Additions	66,950	—	6,077	33,092	711	106,830
Transfers	(96,542)	13,092	32,402	51,191	(143)	—
Disposals	(96)	—	(661)	(5,423)	(205)	(6,385)

At 31 December 2015	99,895	21,965	353,550	580,863	10,156	1,066,429

Accumulated depreciation
At 1 January 2014	—	86	100,956	173,281	7,069	281,392
Exchange differences	—	(22)	(5,871)	(7,087)	(298)	(13,278)
Charge for the period	—	59	15,259	33,778	880	49,976
Disposals	—	—	(4,013)	(17,141)	(791)	(21,945)

At 31 December 2014	—	123	106,331	182,831	6,860	296,145
Exchange differences	—	(21)	(3,021)	(7,600)	(250)	(10,892)
Charge for the period	—	106	13,374	40,258	920	54,658
Disposals	—	—	(604)	(4,786)	(205)	(5,595)

At 31 December 2015	—	208	116,080	210,703	7,325	334,316

Net book value
At 31 December 2015	99,895	21,757	237,470	370,160	2,831	732,113

At 31 December 2014	133,673	9,173	222,046	335,782	3,281	703,955

The net book value of assets held under finance leases at 31 December 2015 is £24,495,000 (2014: £25,786,000 and 2013: £24,599,000). Such assets are categorised as plant and machinery in the above table.

Included within additions to assets in the course of construction for the year are capitalized finance and other costs (principally rent and rates incurred during the construction or commissioning phase) in respect of the Group’s new data centres, totalling £3,173,000 and £5,500,000 respectively (2014: £3,691,000 and £3,622,000 and 2013: £5,376,000 and £3,892,000). The interest rate charged on the capitalised interest was 2.9% (2014: 3.5%).

Freehold land and buildings with a carrying amount of £4,167,000 (2014: £4,669,000 and 2013: £3,598,000) have been pledged to secure borrowings for the Group. The Group is not allowed to pledge these assets as security for other borrowings or sell them to another entity.

16.	Investments

The full list of subsidiary companies is shown below. Other than TelecityGroup Investments Limited, which is owned directly by Telecity Group Limited, these companies are owned by intermediate holding companies.

Name of undertaking	Country of incorporation	Description of shares held	Proportion of nominal value of shares held %	Principal activity
Data Electronics Group Limited	Ireland	Ordinary	100	Intermediate holding company
TelecityGroup Ireland Limited	Ireland	Ordinary	100	Internet infrastructure
Telecity (Ireland) Limited	Ireland	Ordinary	100	Internet infrastructure
TeleCity UK Limited	Great Britain (‘GB’)	Ordinary	100	Intermediate holding company
TelecityGroup Holdings Limited	GB	Ordinary	100	Intermediate holding company
TelecityGroup Investments Limited	GB	‘A’ and ‘B’ ordinary	100	Financing company
TelecityGroup International Limited	GB	Ordinary	100	Management services and Intermediate holding company
TelecityGroup Bulgaria EAD	Bulgaria	Ordinary	100	Internet infrastructure
TelecityGroup Finland Oy	Finland	Ordinary	100	Internet infrastructure
Data Electronics Services Limited	Ireland	Ordinary	100	Internet infrastructure
TelecityGroup Poland Sp. z o.o.	Poland	Ordinary	100	Internet infrastructure
Hosting İnternet Hizmetleri Sanayi ve Ticaret Anonim Şirketi	Turkey	Ordinary	100	Internet infrastructure
Solo Turkey İnternet Hizmetleri Anonim Şirketi	Turkey	Ordinary	100	Internet infrastructure
TelecityGroup France S.A.	France	Ordinary	100	Internet infrastructure
TelecityGroup Germany GmbH	Germany	Ordinary	100	Internet infrastructure
TelecityGroup Italia S.p.A.	Italy	Ordinary	100	Internet infrastructure
TelecityGroup Netherlands B.V.	The Netherlands	Ordinary	100	Internet infrastructure
TelecityGroup Scandinavia A.B.	Sweden	Ordinary	100	Internet infrastructure
TelecityGroup UK Limited	GB	Ordinary	100	Internet infrastructure
TelecityGroup Europe (1) Cooperatief W.A.	The Netherlands	Ordinary	100	Financing company
TelecityGroup Europe B.V.	The Netherlands	Ordinary	100	Financing company
The UK Grid Network Ltd(1)	GB	Ordinary	100	Dormant
Central Data Centres Ltd(1)	GB	Ordinary	100	Dormant
UK Grid Group Ltd(1)	GB	Ordinary	100	Dormant
TelecityGroup Spain SA	GB	Ordinary	100	Dormant
Globix Ltd	GB	Ordinary	100	Dormant
Globix Holdings (UK) Ltd(1)	GB	Ordinary	100	Dormant
GLX Leasing Ltd(1)	GB	Ordinary	100	Dormant
TeleCity Ltd(1)	GB	Ordinary	100	Dormant
Newincco 992 Ltd(1)	GB	Ordinary	100	Dormant
Internet Facilitators Ltd	GB	Ordinary	100	Dormant
Internet Facilitators Holdings Ltd	GB	Ordinary	100	Dormant

(1)	Entities liquidated on 19 January 2016

Other than TelecityGroup Investments Limited, which is owned directly by Telecity Group plc, these companies are owned by intermediate holding companies.

17.	Business Combinations

On 10 September 2013, the Group acquired 100% of the share capital of 3DC EAD (‘3DC’) and on 2 December 2013, the group acquired 100% of the share capital of PLIX Sp. z.o.o. (‘PLIX’). Both of these acquisitions were disclosed on a provisional basis at 31 December 2013 because the Group had not completed its detailed appraisal of the acquired assets and liabilities at the date of those financial statements. The appraisals for both of these acquisitions were completed in the first half of 2014, resulting in an increase of £0.1 million to the fair value of net assets acquired. There have been no business combinations in the year to December 2014.

18.	Trade and other receivables

Trade and other receivables are recognised at historical cost less any impairment, which approximates fair value.

	31 December 2015 £’000	31 December 2014 £’000
Current
Trade receivables – gross	27,721	26,137
Bad debt provision (note 36)	(1,113)	(1,100)

Trade receivables – net	26,608	25,037
Other receivables	6,900	5,787
Prepayments	12,097	11,012
Accrued income	1,505	1,792

	47,110	43,628

Non-current
Rental deposits	584	699
Other receivables	57	78

	641	777

The credit quality of trade receivables is included in note 36.

The carrying amount of the Group’s trade and other receivables is denominated in the following currencies:

	31 December 2015 £’000	31 December 2014 £’000
Sterling	17,903	14,812
Euro	21,864	22,158
Swedish Krona	4,770	4,026
Other	3,214	3,409

	47,751	44,405

19.	Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held on call with banks, other short-term highly-liquid investments with original maturities of three months or less.

The carrying amount of the Group’s cash and cash equivalents is denominated in the following currencies:

	31 December 2015 £’000	31 December 2014 £’000
Sterling	6,663	13,790
Euro	10,867	8,739
Swedish Krona	3,844	3,380
Other	1,233	1,319

	22,607	27,228

The Directors consider the carrying values of the cash balances to approximate to their fair value due to their short maturity period and the interest rate that they bear. The Directors consider the banks with which the Group holds deposits to be of sound credit quality.

20.	Trade and other payables

Trade and other payables are measured at historical cost, which approximates to their fair values due to their short maturity period.

	31 December 2015 £’000	31 December 2014 £’000
Trade payables	14,443	8,840
Capital expenditure payables	7,580	5,500
Other payables	3,429	3,603
Taxation and social security	5,211	2,843
Accruals	71,963	30,112

	102,626	50,898

Included with trade payables and accruals is £43.4 million related to transaction related expenses.

The carrying amount of the Group’s trade and other payables is denominated in the following currencies:

	31 December 2015 £’000	31 December 2014 £’000
Sterling	69,647	27,595
Euro	28,108	19,562
Swedish Krona	3,306	2,496
Other	1,565	1,245

	102,626	50,898

21.	Deferred income

Deferred income is initially recorded at the value of cash received and then amortised over the period to which the payment relates.

	31 December 2015 £’000	31 December 2014 £’000
Current
Deferred revenue	44,790	42,939
Deferred lease incentive	500	500

	45,290	43,439
Non-current
Deferred revenue	5,638	6,437
Deferred lease incentive	12,333	12,833

	17,971	19,270

Total deferred income	63,261	62,709

The deferred lease incentive relates to a cash amount that was received from the landlord on signing of a lease and is being recognised in the consolidated statements of income over period of the lease.

The carrying amount of the Group’s deferred income is denominated in the following currencies:

	31 December 2015 £’000	31 December 2014 £’000
Sterling	38,373	36,847
Euro	21,512	22,706
Swedish Krona	3,212	2,969
Other	164	187

	63,261	62,709

22.	Borrowings

Interest-bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs. Finance charges, including premiums payable on settlement or redemption and direct issue costs, are accounted for on an accruals basis in the consolidated statements of income using the effective interest rate method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.

Leasing agreements that transfer to the Group substantially all the benefits and risks of ownership of an asset are classified as a finance lease and treated as if the asset had been purchased outright. The assets are included in property, plant and equipment and the capital element of the leasing commitments is shown within obligations under finance leases. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged to the consolidated statements of income in proportion to the reducing capital element outstanding.

	31 December 2015 £’000	31 December 2014 £’000
Current
Bank borrowings	331,638	—
Obligations under finance leases	5,032	5,027

	336,670	5,027
Non-current
Bank borrowings	—	325,743
Obligations under finance leases	8,192	13,284

	8,192	339,027

Total borrowings	344,862	344,054

Bank borrowings relate to the Group’s senior debt facility and comprise a term loan of £100,000,000 (2014: £100,000,000) and amounts drawn under the revolving credit facility. The bank borrowings attract interest at LIBOR, or equivalent based on the currency of the borrowing (herein referred to as LIBOR), plus a margin. The margin is variable and calculated with reference to the ratio of the Group’s last twelve months’ EBITDA to net debt. The margin is recalculated based on interest periods set by the Group, typically between one and three months. The borrowings are secured by a debenture over all the assets of the Company, including shares in, and assets of, certain subsidiary undertakings. The Directors consider the carrying value of the borrowings to approximate to their fair values as they attract a market rate of interest.

The Group has three principal banking covenants under its senior debt facility which are outlined below:

•	Total leverage: the Group’s net debt to EBITDA ratio is covenanted to not breach certain levels.

•	Fixed charge cover: the Group’s interest and rent expenses (‘fixed charge’) must be covered by a multiple of pre-rent and interest earnings.

•	Total cash cover: the Group’s interest cost must be covered by a multiple of cash flows, excluding certain permitted capital expenditure.

At the year end, the Group is in full compliance with these covenants and expects to remain so for the foreseeable future.

Lease liabilities are effectively secured as the rights to the leased asset revert to the lessor in the event of default.

Immediately following the acquisition of the Group by Equinix, Inc. on 15 January 2016 the Group’s bank borrowings were repaid. At 31 December 2015 the Group had fully written off the remaining debt arrangement fees at that date (note 11).

The maturity profile of borrowings is set out below:

	31 December 2015 £’000	31 December 2014 £’000
Within one year	337,070	5,650
In one to two years	5,432	9,443
In two to three years	2,070	21,439
In three to four years	473	310,358
In four to five years	472	473
After five years	79	433

Gross borrowings	345,596	347,796
Less future interest and unamortised debt issue costs	(735)	(3,742)

Net borrowings	344,861	344,054

Amounts drawn under the revolving credit facility are included in the above analysis with reference to the term for which the Group can continue to roll such amounts.

The carrying amount of the Group’s borrowings is denominated in the following currencies:

	31 December 2015 £’000	31 December 2014 £’000
Sterling	191,223	168,658
Euro	116,740	128,513
Swedish Krona	36,898	42,657
Other	—	4,226

	344,861	344,054

The Group uses interest rate swaps to fix the LIBOR rate it pays on its borrowings. The split of borrowings between fixed and variable is shown below:

	31 December 2015 £’000	31 December 2014 £’000
Fixed rate borrowings	309,303	279,990
Variable rate borrowings	36,293	67,806

	345,596	347,796

Percentage of borrowings at fixed rate (%)	89.5	80.5

The Group has undrawn committed loan facilities at the year-end as shown below:

	31 December 2015 £’000	31 December 2014 £’000
Senior debt facility	600,000	400,000
Gross borrowings drawn	(331,637)	(328,167)
Rental guarantees issued under senior debt facility	(2,034)	(2,444)

Undrawn committed loan facility	266,329	69,389

A commitment fee is payable on the undrawn committed facilities at a rate of 40% (2014: 45%) of the applicable margin.

23.	Derivative financial instruments

In order to manage the Group’s exposure to movements in LIBOR, or equivalent based on the currency of the borrowing (herein referred to as LIBOR), the Group uses interest rate swaps. Under these arrangements the Group pays interest at a fixed rate and receives interest at LIBOR. The amounts of interest paid and received are calculated on the nominal value of the interest rate swap.

Interest rate derivatives are recognised initially at fair value and subsequent to initial recognition are revalued at each reporting date. The fair value is based on the market values of equivalent instruments at the relevant date. Amounts payable and receivable on interest rate derivatives are recognised in the period to which they relate. Where the instrument meets the definition for hedge accounting, movements in fair value of the interest rate swap are taken to reserves. In all other cases movements are charged or credited to the income statement.

After taking account of the effect of the interest rate swaps, the average interest rate in respect of drawn borrowings was 2.4% (2014: 3.0%).

At the year end the Group had the following contracts outstanding:

At 31 December 2015 Nominal value (‘000)	Currency	Maturity date	Fixed rate
80,000	Sterling	13-May-2016	0.68%
24,000	Sterling	13-May-2016	0.75%
50,000	Sterling	13-February-2018	1.38%
50,000	Euro	13-May-2016	0.04%
60,000	Euro	13-May-2016	0.63%
40,000	Euro	5-October-2017	1.15%
200,000	Swedish Krona	31-May-2016	1.04%
200,000	Swedish Krona	28-February-2018	2.42%

At 31 December 2014 Nominal value (‘000)	Currency	Maturity date	Fixed rate
92,000	Sterling	13-February-2015	1.36%
24,000	Sterling	13-May-2016	0.75%
50,000(1)	Sterling	13-February-2018	1.38%
44,000	Euro	13-February-2015	1.23%
60,000	Euro	13-May-2016	0.63%
40, 000	Euro	5-October-2017	1.15%
400,000	Swedish Krona	28-February-2015	2.18%
200,000(2)	Swedish Krona	28-February-2018	2.42%

(1)	This instrument has a start date of 13 February 2015.
(2)	This instrument has a start date of 27 February 2015.

The fair value of interest rate swaps is shown below:

	31 December 2015 £’000	31 December 2014 £’000
Current	(2,172)	(1,419)
Non-current	—	(1,647)

Closing fair value	(2,172)	(3,066)

The non-current element of interest rate swaps and the related cash flows are expected to occur in approximately equal annual instalments over the remaining life of the instruments.

A reconciliation of the movement in the fair value of the Group’s financial derivatives is shown below:

	31 December 2015 £’000	31 December 2014 £’000	31 December 2013 £’000
Opening fair value	(3,066)	(1,122)	(3,858)
Amounts charged to consolidated statements of income	(2,172)	—	—
Charged/(credited) to reserves	3,066	(1,944)	2,736

Closing fair value	(2,172)	(3,066)	(1,122)

The interest rate swaps were entirely effective during the year and therefore £nil (2014: £nil and 2013: £nil) was recorded in the income statement. However immediately following the acquisition of the Group by Equinix, Inc on 15 January 2016 the interest rate swaps were terminated and as a result the full loss was recognised in the consolidated statements of income at 31 December 2015.

24.	Provisions for other liabilities and charges

As discussed in note 2.5 provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments if the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognised as interest expense.

After initial measurement, any subsequent adjustments to dilapidations provisions are normally recorded against the original amount included in leasehold improvements with a corresponding adjustment to future depreciation charges.

	Dilapidations £’000	Onerous leases £’000	Total £’000
At 1 January 2014	1,557	5,901	7,458
Exchange differences	—	(264)	(264)
Increase	—	3,461	3,461
Release unused	(333)	(348)	(681)
Unwinding of discount	—	54	54
Utilised	(1,224)	(1,978)	(3,202)

At 31 December 2014	—	6,826	6,826
Exchange differences	—	(11)	(11)
Increase	960	—	960
Release unused	—	(985)	(985)
Unwinding of discount	—	—	—
Utilised	—	(5,830)	(5,830)

At 31 December 2015	960	—	960

The dilapidations provision related to the estimated costs of returning one of the Group’s properties to its original condition at the expiry of the lease. The Directors consider the carrying values of the provisions to approximate to their fair values as they have been discounted at the risk free rate.

The maturity profile of provisions is set out below:

	31 December 2015 £’000	31 December 2014 £’000
Current	960	879
Non current	—	5,947

Total	960	6,826

25.	Share capital

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

Shares held in the Employee Benefit Trust (‘EBT’) over which the Group has direct or indirect control are deducted from the reserves of the Group.

	Number ‘000	Value £’000
At 1 January 2013	201,430	403
Shares issued under share option schemes	1,217	2

At 31 December 2013	202,647	405
Shares issued under share option schemes	225	1

At 31 December 2014	202,872	406
Shares issued under share option schemes	190	—

At 31 December 2015	203,062	406

Each share carries one vote at general meetings.

During 2015, 114,000 new shares were issued under the Group’s share option schemes for total consideration of £538,000 and 71,000 new shares were issued to the EBT for total consideration of £153. In addition the EBT purchased from the open market 6,000 shares for a consideration of £60,000. These shares were purchased for the settlement of deferred bonus share awards.

In addition to the issue of new shares during 2015, 76,000 shares were issued from the EBT under the Group’s share options schemes for total consideration of £153.

All shares are fully paid with the exception of those held by the EBT. At 31 December 2015 the EBT owed an amount of £113,000 (2014: £53,000) in respect of such shares.

26.	Dividends

	31 December 2015 £’000	31 December 2014 £’000	31 December 2013 £’000
2012 final dividend paid -5.0 pence per share	—	—	10,080
2013 interim dividend paid -3.5 pence per share	—	—	7,088
2013 final dividend paid -7.0 pence per share	—	14,178	—
2014 Interim dividend paid - 4.5 pence per share	—	9,124	—
2014 final dividend paid -9.0 pence per share	18,263	—	—
2015 interim dividend paid - 5.0 pence per share	10,149	—	—

At 31 December 2015	28,412	23,302	17,168

27.	Share plans

Under the Group’s long-term incentive plans, performance shares and share options are granted to senior management. In addition, the Group operates a sharesave scheme which is available to all staff.

The release of these shares is conditional upon continued employment and certain market vesting conditions. Equity-settled share-based payments are measured, at fair value at the date of grant. The fair value determined, using the Black Scholes or Monte Carlo models, at the grant date of equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on an estimate of the number of shares that will ultimately vest.

Non-market vesting conditions, which for the Group mainly relate to the continual employment of the employee during the vesting period are taken into account by adjusting the number of equity instruments expected to vest at each balance sheet date so that, ultimately, the cumulative amount recognised over the vesting period is based on the number of options that eventually vest. Any market vesting conditions are factored into the fair value of the options granted.

To the extent that share options are granted to employees of the Group’s subsidiaries without charge, the share option charge is capitalised as part of the cost of investment in subsidiaries.

The following share options and performance shares, including those in respect of the sharesave scheme, were outstanding at the year-end:

			At 31 December 2015
	Exercise price £	Expiry date	Vested (‘000)	Not vested (‘000)	Total outstanding (‘000)
October 2007 share option plan	2.2	Oct-17	16	—	16
2008 share option plan	2.12	Mar-18	6	—	6
2010 performance share plan	N/A	Mar-20	44	—	44
2012 sharesave scheme	7.09	Apr-16	4	—	4
2013 long term incentive plan	N/A	Feb-23	—	589	589
2013 sharesave scheme	6.94	Apr-17	—	51	51
2014 long term incentive plan	N/A	Feb-24	—	1,049	1,049
2014 sharesave scheme	5.93	Mar-18	—	323	323
2014 Directors’ bonus shares	N/A	Sep-16	—	4	4
2015 long term incentive plan	N/A	Dec-18	—	338	338
2015 restricted share plan	N/A	Dec-18	—	96	96
2015 Directors’ bonus shares	N/A	Feb-17	—	5	5

Total			70	2,455	2,525

			At 31 December 2014
	Exercise price £	Expiry date	Vested (‘000)	Not vested (‘000)	Total outstanding (‘000)
October 2007 share option plan	2.2	Oct-17	16	—	16
2008 share option plan	2.12	Mar-18	56	—	56
2009 performance share plan	N/A	Feb-19	66	—	66
2010 performance share plan	N/A	Mar-20	54	—	54
2011 sharesave scheme	3.74	Oct-15	45	—	45
2012 performance share plan	N/A	Feb-22	—	671	671
2012 enhanced performance share plan	N/A	Apr-22	—	487	487
2012 sharesave scheme	7.09	Apr-16	—	144	144
2013 long term incentive plan	N/A	Feb-23	—	638	638
2013 sharesave scheme	6.94	Apr-17	—	123	123
2014 long term incentive plan	N/A	Feb-24	—	1,086	1,086
2014 sharesave scheme	5.93	Mar-18	—	378	378

Total			237	3,527	3,764

The weighted average exercise price of vested share options and performance shares was £1.07 (2014: £1.36).

The movement in share options during the year is shown below:

	Year ended 31 December 2015		Year ended 31 December 2014		Year ended 31 December 2013
	Weighted average exercise price per share £	Number of share options ‘000	Weighted average exercise price per share £	Number of share options ‘000	Weighted average exercise price per share £	Number of share options ‘000
At 1 January	5.82	761	5.08	545	3.57	694
Granted	—	—	5.93	378	6.94	123
Forfeited	5.16	(248)	—	—	—	—
Exercised	2.64	(114)	3.58	(162)	2.05	(272)

At 31 December	6.65	399	5.82	761	5.08	545

In addition to the above options, the movement in nil-cost performance shares from the Performance Share Plan, including Directors’ bonus shares, was as follows:

	Year ended 31 December 2015 Number of performance shares ‘000	Year ended 31 December 2014 Number of performance shares ‘000	Year ended 31 December 2013 Number of performance shares ‘000

At 1 January	3,003	2,981	3,515
Granted	491	1,264	795
Forfeited	(1,293)	(1,063)	(250)
Exercised	(75)	(179)	(1,079)

At 31 December	2,126	3,003	2,981

The average share price during the year was £10.36 (2014: £7.33, 2013: £8.58).

Performance shares granted during the current and previous year were valued using the Monte Carlo option-pricing model. The grants under the sharesave scheme during the year were valued using the Black Scholes option-pricing model. The fair value per option granted and the assumptions used in these calculations are as follows:

Grant date	June 2015 Performance shares	June 2015 Restricted share plan	November 2014 Sharesave	February 2014 Performance shares	November 2013 Sharesave	February 2013 Performance shares
Share price (£)	10.75	10.75	7.40	6.53	8.54	8.89
Exercise price (£)	nil	nil	5.93	nil	6.94	nil
Expected volatility (%)	30.2	30.2	27.2	31.5	27.8	28.5
Expected life (years)	3.0	3.0	3.0	3.0	3.0	3.0
Risk free rate (%)	0.91	0.91	0.97	1.05	0.97	0.41
Expected dividend yield (%)	1.3	1.3	1.6	1.8	1.0	1.0
Fair value per option (£)	7.55	10.75	1.69	2.78	2.02	4.22

Market condition features were incorporated into the Monte Carlo models for the total shareholder return elements of the long-term incentive plan in determining the fair value at grant date. Assumptions used in these models were as follows:

	June 2015 Performance shares	February 2014 Performance shares	February 2013 Performance shares
Average share price volatility FTSE 250 comparator group (%)	26	31	33
Average correlation FTSE 250 comparator group (%)	16	32	33

The expected Telecity Group Limited share price volatility was determined taking into account daily share price movements over a three-year period.

The risk free return has been determined from market yield curves of government gilts with outstanding expected terms for each relevant grant.

The charge arising from share-based payments is disclosed in note 5.

28.	Reserves

The Consolidated statements of changes in equity are disclosed as primary statements on pages 2 and 3. Below is a description of the nature and purpose of the individual reserves:

•	share capital represents the nominal value of shares issued, including those issued to the EBT (note 25);

•	share premium account includes the amounts paid over nominal value in respect of share issues, net of related costs;

•	retained profits include the accumulated realised and certain unrealised gains and losses made by the Group;

•	own shares held by the Group represent 27,000 (2014: 21,000) shares in Telecity Group plc. All shares are held by the EBT. These shares are listed on a recognised stock exchange and their market value and nominal value at 31 December 2015 was £335,000 (2014: £164,000) and £53 (2014: £41) respectively. The EBT is a discretionary trust for the benefit of employees and the shares held are used to satisfy some of the Group’s obligations to employees for share options and other long-term incentive plans;

•	currency translation differences on foreign currency net investments arise from the re-translation of the net investments in overseas subsidiaries, including long-term inter-company loans that are considered part of the Group’s investment in its subsidiaries.

29.	Cash inflow from operations

The reconciliation of profit on ordinary activities before taxation to net cash inflow from operating activities is as follows:

	Year ended 31 December 2015 £’000	Year ended 31 December 2014 £’000	Year ended 31 December 2013 £’000
Profit on ordinary activities before taxation	24,986	81,022	88,440
Add finance costs	8,498	8,960	9,069
Less finance income	(72)	(86)	(106)
Add/(less) other financing items	7,567	118	(50)
Add intangible asset amortisation	5,002	5,234	4,950
Add exceptional items	64,975	18,502	5,175
Depreciation charge	54,658	49,976	45,761
Loss on disposal of property, plant and equipment	344	200	(28)
Share-based payment charges	2,795	3,103	3,095
Movement in trade and other receivables	(4,360)	(2,911)	(8,068)
Movement in trade and other payables	5,793	(5,956)	(5,995)
Movement in deferred income	2,041	993	6,721
Movement in provisions	(4,070)	(3,695)	(999)
Exchange movement	1,444	(6,472)	(2,061)

Net cash inflow from operating activities	169,601	148,988	145,904

30.	Financial commitments

The Group’s future undiscounted minimum lease payments under non-cancellable operating leases are as follows:

	Land and buildings			Other
	31 December 2015 £’000	31 December 2014 £’000	31 December 2013 £’000	31 December 2015 £’000	31 December 2014 £’000	31 December 2013 £’000
Falling due:
- within one year	32,076	31,970	32,448	286	415	172
- between two and five years	126,732	124,049	115,553	672	376	247
- in more than five years	447,787	425,669	434,284	—	—	—

	606,595	581,688	582,285	958	791	419

The table above represents minimum lease payments, however some operating leases are subject to inflationary increases. Costs in respect of operating leases are charged on a straight-line basis over the term of the lease. Benefits received by the Group as an incentive to sign the lease are spread on a straight-line basis over the lease term, or to the first break clause, if sooner. During the construction phase of a data centre, operating lease costs are capitalised as part of the cost of the asset.

	Year ended 31 December 2015 £’000	Year ended 31 December 2014 £’000	Year ended 31 December 2013 £’000
Operating lease payments incurred during the year:
- property	32,791	37,124	34,290
- plant and machinery	109	502	72
- other	432	422	420

	33,332	38,048	34,782

31.	Capital commitments

Capital expenditure in respect of property, plant and equipment that had been contracted for but not provided for in the financial statements at 31 December 2015 amounted to £20,494,000 (2014: £30,918,000).

32.	Contingent liabilities

Financial guarantees granted by the Group’s banks, primarily in respect of operating leases, amounting to £2,034,000 at 31 December 2015 (2014: £2,444,000).

At the inception of a property lease and annually thereafter, the Directors assess the cost of restoring leasehold premises to their original condition at the end of the lease and the likelihood of such costs actually being incurred. If the likelihood of this liability arising is judged to be possible rather than probable, it is is disclosed as a contingent liability. When assessing the likelihood of this liability arising, the Directors take into account the terms of the lease. If the likelihood of this liability arising is judged to be probable and can be reliably estimated, the discounted cost of the liability is included in leasehold improvements and is depreciated over the duration of the lease.

At 31 December 2015 the net present value of the cost of reinstating leasehold properties at the end of the lease in accordance with the lease contracts was estimated to be £8,000,000 (2014: £7,990,000). In addition to this, £400,000 (2014: £nil) is recorded within provisions (note 24). The leases expire over a period of up to 26 years.

The Group has future expected commitments of £25,849,000 (2014: £8,765,000) relating to the phased delivery of infrastructure to provide the currently available power.

33.	Related party transactions

The Directors have not identified any related parties and transactions other than the remuneration of key management, which is disclosed in note 4.

34.	Post balance sheet events

On 15 January 2016 the entire share capital of the Group was acquired by Equinix, Inc and dealings in shares of TelecityGroup were suspended on the London Stock Exchange. On 18 January 2016 the listing of TelecityGroup Shares on the premium listing segment of the Official List and the main market of the London Stock Exchange was cancelled.

On 15 January 2016, immediately following the acquisition the Group’s bank debt was repaid and its interest rate swaps were terminated.

The acquisition required clearance from the European Commission. To obtain this clearance Equinix, Inc and TelecityGroup agreed commitments to divest seven of the TelecityGroup data centres located across London, Amsterdam and Frankfurt.

The Directors have reviewed events occurring after the balance sheet and, other than noted above, determined that no such events require adjustment to, or disclosure in, the financial statements.

35.	Financial instruments

IFRS 7 requires certain disclosures in respect of financial instruments. Due to the Group’s relatively straightforward financing structure, the key disclosures in respect of debt maturity and interest rate exposure are dealt with in notes 22 and 23. The further disclosures required by IFRS 7 are given below.

Financial risk management

The Group is subject to the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

Interest rate risk

The group is exposed to interest rate risk. The actions taken by the Group to mitigate this risk are disclosed in notes 23 and 24.

Foreign exchange risk

The group is exposed to foreign exchange risk. Each country’s revenue and costs are predominately incurred in the local currency, significant capital projects are financed in the currency of the relevant country. Reporting risk due to foreign currency fluctuations are not hedged.

Credit risk

The Group is subject to the risk of not being paid by its customers. The Group uses a number of measures to reduce this risk including up front billing and credit checks. A discussion of trade receivable impairment is included in note 36.

Commodity risk

The Group is a significant user of electricity and is exposed to the volatility of prices in the energy markets. The Group engages specialist consultants to assist in the purchasing of power.

Liquidity risk

The Group manages its liquidity risk by forecasting short, medium and long term cash requirements to ensure adequate headroom.

Financial risk management disclosures

The table below analyses the Group’s undiscounted financial liabilities and net-settled derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

	Less than one year	Between one and two years	More than two years
At 31 December 2015
Trade and other payables excluding taxation and social security (note 20)	97,415	—	—
Borrowings (note 22)	337,070	5,432	3,095
Derivative financial instruments (note 23)	2,172	—	—

	436,657	5,432	3,095

	Less than one year	Between one and two years	More than two years
At 31 December 2014
Trade and other payables excluding taxation and social security (note 20)	96,742	—	—
Borrowings (note 22)	337,070	5,432	3,094
Derivative financial instruments (note 23)	1,419	1,647	—

	435,231	7,079	3,094

IFRS 7 requires the disclosure of fair value measurements by level of the following fair value measurement hierarchy:

•	quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1);

•	inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2); and

•	inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

The following table presents the Group’s financial instruments that are measured at fair value at 31 December 2015.

	Level 1	Level 2	Level 3	Total
Liabilities £000
Derivative financial instruments (note 23)	—	2,172	—	2,172

The following table presents the Group’s financial instruments that are measured at fair value at 31 December 2014.

	Level 1	Level 2	Level 3	Total
Liabilities £000
Derivative financial instruments (note 23)	—	3,066	—	3,066

The book value of the Group’s financial instruments at the year-end is shown below:

		Year ended 31 December 2015 £’000	Year ended 31 December 2014 £’000
Financial assets
Loans and receivables:
– trade receivables	18	26,608	25,037
– other receivables	18	6,957	5,865
– accrued income	18	1,505	1,792
– cash and cash equivalents	19	22,607	27,228

Total financial assets		57,677	59,922

Financial liabilities
Amortised cost:
– trade and capital expenditure payables	20	22,023	14,340
– other payables	20	3,429	3,603
– accruals	20	71,963	30,112
– borrowings	22	344,861	344,054
– provisions for other liabilities and charges	24	960	6,826
Derivative financial instruments	23	2,172	3,066

Total financial liabilities		445,408	402,001

36.	Trade receivables impairment disclosures

Due to effective credit control procedures, the Group mitigates its exposure to the risk of bad debt. In addition the Group’s up-front billing cycle means that customers are generally due to pay in advance of receiving the service. The following disclosures are in respect of trade receivables that are either impaired or past due. The credit quality of the remaining trade receivables is considered good.

Included within trade receivables is an amount of £7,815,000 (2014: £8,691,000) in respect of amounts which are past their due date. These relate to a number of independent customers for whom there is considered to be little risk of default and therefore such amounts have not been impaired. The ageing analysis of these amounts is shown below:

	31 December 2015 £’000	31 December 2014 £’000
Up to three months	7,312	8,312
Three to six months	470	275
More than six months	33	104

	7,815	8,691

In addition to the above amounts, the Group has a number of trade receivables that are impaired. The impairment balance relates to receivables with a gross value of £1,135,000 (2014: £1,114,000). The ageing analysis of these amounts is shown below:

	31 December 2015 £’000	31 December 2014 £’000
Up to three months	932	634
Three to six months	41	42
More than six months	162	438

	1,135	1,114

Movements on the Group provision for impairment of trade receivables are as follows. All amounts recorded in the consolidated statements of income are included within administrative expenses:

	31 December 2015 £’000	31 December 2014 £’000
At 1 January	1,100	1,027
Increase in provision for receivables impairment	244	424
Receivables written off during the year as uncollectable	(117)	(299)
Unused amounts reversed	(51)	(7)
Foreign exchange movement	(63)	(45)

At 31 December	1,113	1,100

The Group holds cash deposits of £1,371,000 (2014: £379,000) as security against the trade receivables.